EXHIBIT 10.1

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards, Including Warrants	Non-Equity Incentive Compensation	All Other Compensation (a)	Total
Nicholas J. Malino, Chief Executive Officer (1)	2006 2005	$180,000 30,000	$0 0	$121,000 1,400	$0 0	$0 0	$301,000 31,400
Ron Brewer, Chief Operating Officer (2)	2006 2005	110,000 20,000	0 0	0 3,400	0 0	0 0	110,000 23,400
Craig McMahon, V.P. of Operations (3)	2006 2005	132,000 25,000	0 0	0 0	0 0	0 0	130,500 25,000

There were no stock option awards or nonqualified deferred compensation earnings during the periods and the company has no pension plan.  Therefore, these columns are not applicable and have been omitted from the above table.

(a) There were no perquisites or other personal benefits provided to these employees that exceeded $10,000 in the aggregate, and there were no company contributions to any defined contribution plans, life insurance premiums paid by the company for the benefit of the employee or other compensation.

(1)  Mr. Malino receives an annual salary of $180,000. See “Employee Agreements”.  In August 2005, Mr. Malino received a stock award whereby he would receive 1,850,000 shares of common stock of Amerex, which were issued in 2006.  Vesting occurred immediately.  The fair value of the Company’s stock at the time of the award was minimal, since operations had not commenced and assets owned at that time were insignificant.  In 2006, Mr. Malino received, from a related party, warrants to purchase 1,979,700 shares of the Company’s common stock for $0.50 per share with a five-year term.  The warrants were valued at $121,000 using a Black-Scholes model.

(2)  Mr. Brewer voluntarily resigned from the company on December 1, 2006.  See Form 8-K filed December 4, 2006.  In August 2005, Mr. Brewer received a stock award whereby he would receive 4,450,000 shares of common stock of Amerex, which were issued in 2006.  Vesting occurred immediately.  The fair value of the Company’s stock at the time of the award was minimal, since operations had not commenced and assets owned at that time were insignificant.

(3)  Mr. McMahon receives an annual salary of $132,000. See “Employment Agreements.”  In January 2006, Mr. McMahon received a stock award whereby he would receive 160,000 shares of common stock of Amerex, which were subsequently issued in 2006.